Exhibit 21

                                                            January 22, 2004


XM Satellite Radio Holdings, Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

Bear, Stearns & Co. Inc.
       As Representatives of the
       Several Underwriters named in
       the Underwriting Agreement
c/o Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Equity Capital Markets


Dear Sirs:

     The undersigned understands that Bear, Stearns & Co., Inc, and the underwriters named in the underwriting agreement (the "Underwriters"), will enter into an Underwriting Agreement with XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), providing for a public offering (the "Offering") of the Company's Class A common stock, par value $.01 per share (the "Common Stock") pursuant to the following Registration Statements on Form S-3:
File Nos. 333-81932; 333-102966 and 333-106824.

     In order to induce you to act as Underwriters in connection with the Offering, the undersigned hereby agrees, for the benefit of the Company and the Underwriters, that during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the final prospectus supplement relating to the Offering (the "Lock-Up Period"), the undersigned will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., which consent shall not be unreasonably withheld, delayed or conditioned, offer, sell, contract to sell, swap, make any short sale, pledge, establish or increase an open "put equivalent position" or liquidate or decrease a "call equivalent position" with respect to shares of Common Stock within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grant or solicit any option to purchase,
borrow  or otherwise  enter  into  any  derivative  or  other   transaction  or
arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether or not such transaction is to be settled by delivery of shares of Common Stock, other securities, cash or other consideration, or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company that the undersigned currently beneficially owns (within the meaning of Rule 13d-3 under the Exchange
Act), directly or indirectly, or may beneficially own, directly or indirectly, in the future; PROVIDED THAT the foregoing shall not prohibit (1) any conversion of the Company's Series A convertible preferred stock, Series B convertible redeemable preferred stock, Series C convertible redeemable


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preferred stock, Class B common  stock or 10% Senior Secured Discount
Convertible Notes due 2009 into Common Stock or (2) transfers of shares of Common Stock or Common Stock equivalents to a trust where the beneficiaries of the trust are drawn solely from a group consisting of the undersigned and immediate family members of the undersigned PROVIDED FURTHER THAT (i) the trust agrees to enter into a lock-up letter substantially in the form of this letter and (ii) the undersigned shall not be required to, and shall not voluntarily, file a report on Form 4 under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred in the foregoing sentence. Immediate family member of a person means the spouse, lineal descendants, father, mother, brother, sister, family-in-law, mother-in-law, brother-in-law and sister-in-law of such person.

     The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Common Stock to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Common Stock for which the undersigned is the record holder and, in the case of Common Stock for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Common Stock. The undersigned hereby further agrees that, without the prior written consent of Bear, Stearns & Co. Inc., which consent shall not be unreasonably withheld, delayed or conditioned, during the Lock-up Period the undersigned (x) will not file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of Common Stock and (y) will not exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of Common Stock.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents reasonably necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof. This Agreement shall lapse and become null and void if the Offering shall not have been completed on or before February 29, 2004.


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                                        Very truly yours,



                                        By: /s/ Thomas G. Elliott
                                           -----------------------------------
                                               Thomas G. Elliott
                                               Director

Dated: January 22, 2004